EXHIBIT 12

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                                                      COMMSCOPE, INC.
                                     CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                               (IN THOUSANDS, EXCEPT RATIOS)

                                                                           Year Ended December 31,
                                                    -----------------------------------------------------------------------
                                                        2001          2000           1999          1998           1997
                                                    ------------- -------------- ------------- -------------- -------------

Income before income taxes and equity in losses
  of OFS BrightWave, LLC                            $  55,213     $  136,880      $ 108,627     $ 60,214      $ 61,514
Add:  fixed charges                                     8,902         10,390         10,230       15,448        13,685
Less: capitalized interest                              (405)          (176)          -             -              -
                                                    ------------- -------------- ------------- -------------- -------------
         Total earnings as defined                  $  63,710     $  147,094      $ 118,857     $ 75,662      $ 75,199

Fixed charges:
     Interest expense                               $   7,637     $    9,354      $  10,043     $ 15,298      $ 13,615
     Capitalized interest                                 405            176           -             -              -
     Amortization of deferred financing fees              860            860            187          150            70
                                                    ------------- -------------- ------------- -------------- -------------
         Total fixed charges as defined             $   8,902     $   10,390      $  10,230     $ 15,448      $ 13,685
                                                    ------------- -------------- ------------- -------------- -------------

RATIO OF EARNINGS TO FIXED CHARGES                       7.16          14.16          11.62         4.90          5.49
                                                    ============= ============== ============= ============== =============

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